Exhibit 9.9.1
Investor Relations Contact:
Don Duffy
203.682.8200
Kona Grill Reports Fourth Quarter and Full Year 2005 Results
Fourth Quarter Same-Store Sales Increased 3.3%; $0.01 of Diluted EPS
Company Reiterates 2006 Guidance
SCOTTSDALE—(BUSINESS WIRE)—March 2, 2006—Kona Grill, Inc. (Nasdaq: KONA), an American Grill and sushi bar, today reported results for its fourth quarter and full year ended December 31, 2005.
Highlights for the fourth quarter of 2005 include:
•	Revenue increased 37.0% to $10.4 million

•	Same-store sales increased 3.3%

•	Restaurant operating profit increased 42.5% to $2.1 million

•	Net income of $0.1 million, or $0.01 per basic and diluted share
Highlights for the full year 2005 include:
•	Revenue increased 47.0% to $36.8 million

•	Same-store sales increased 4.2%

•	Restaurant operating profit increased 58.0% to $8.0 million

•	Net loss of ($0.4) million, or ($0.13) per basic and diluted share
“Our fourth quarter results exceeded our expectations, due to a robust top line and margin gains at both the restaurant and consolidated level. Despite the short-term challenges we face at our Sugarland, Texas location, we were still able to generate one of the highest restaurant operating profit margins in the industry during 2005. We believe our ability to maintain this momentum provides us with a solid foundation on which we can build both profits and shareholder value over time,” said Marcus E. Jundt, Chairman of the Board, interim Chief Executive Officer and President of Kona Grill.
Fourth Quarter Financial Results
Revenue increased 37.0% to $10.4 million during the fourth quarter of 2005 from $7.6 million during the same period last year, primarily as a result of $2.7 million in incremental revenue associated with the opening of five new restaurants since July 2004, and a 3.3% increase in same store sales.

Average weekly sales for the four restaurants in the comparable base were $109,068 during the fourth quarter of 2005, compared to $105,608 in the prior year period. Average weekly sales for restaurants not in the comparable base were $73,660 during the fourth quarter this year versus $78,496 last year. Average weekly sales during the fourth quarter of 2005 were impacted by lower than projected sales volumes at the Sugarland, Texas restaurant. Excluding the Sugarland restaurant, average weekly sales for restaurants not in the comparable base were $80,232 during the fourth quarter of 2005.
Net income for the fourth quarter of 2005 was $0.1 million, or $0.01 per diluted share, based upon 5.9 million diluted shares, versus a net loss of ($0.7) million, or ($0.48) per diluted share last year, based upon 1.5 million diluted shares.
Full Year 2005 Financial Results
Revenue increased 47.0% to $36.8 million during 2005 from $25.1 million in the same period last year, primarily as a result of $11.0 million in additional revenue associated with the opening of three restaurants during the second half of 2004 and two restaurants during the third quarter of 2005, as well as a 4.2% increase in same store sales.
Net loss for the year ended December 31, 2005 was ($0.4) million, or ($0.13) per basic and diluted share, based upon 3.0 million shares. This compares to net income of $0.3 million, or $0.19 per basic share, based upon 1.5 million basic shares, and $0.17 per diluted share, based upon 2.8 million diluted shares, in the prior year.
Financial Guidance
For the first quarter of 2006, the Company expects revenue of $9.8 million to $10.1 million and a net loss per share of ($0.18) to ($0.21) including the previously announced charge of approximately $0.09 per share related to the resignation of the Company’s former CEO. This range excludes the estimated impact of adopting Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (SFAS No. 123R), which requires the expensing of stock options issued to employees. The impact of SFAS No. 123R is estimated to be $0.03 to $0.04 per diluted share for the first quarter of 2006.
For fiscal year 2006, the Company continues to anticipate revenue of $49 million to $51 million and a net loss per share of ($0.52) to ($0.61) including the previously announced charge of approximately $0.09 per share related to the resignation of the Company’s former CEO. This range excludes the estimated impact of adopting SFAS No. 123R,. The impact of SFAS No. 123R is estimated to be $0.05 to $0.07 per diluted share in fiscal year 2006. The Company intends to open five restaurants in 2006. The Company anticipates being profitable in fiscal year 2007.
Conference Call
The Company will host a conference call to discuss fourth quarter 2005 financial results today at 4:30 PM ET. Hosting the call will be Marcus E. Jundt, Chairman of the Board, interim Chief Executive Officer and President; Jason Merritt, Chief Operating Officer; and Mark Robinow, Chief Financial Officer.

The call will be webcast live from the Company’s website at www.konagrill.com under the investor relations section. Listeners may also access the call by dialing 1-800-289-0572 or 1-913-981-5543. A replay of the call will be available until Thursday, March 9, 2006, by dialing 1-888-203-1112 or 1-719-457-0820, the password is 6940262.
About Kona Grill
Kona Grill owns and operates restaurants in Scottsdale, AZ; Chandler, AZ; Kansas City, MO; Las Vegas, NV; Denver, CO; Omaha, NE; Carmel, IN; Sugarland (Houston), TX; and San Antonio, TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.
Forward-Looking Statements
The financial guidance we provide for our first quarter and fiscal year 2006 results, statements about our beliefs regarding profits and stockholder value, and certain other statements contained in this press release are forward-looking. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include various risk factors set forth in our Registration Statement on Form S-1 (Reg. No. 333-125506) as filed with and declared effective by the Securities and Exchange Commission, as well as various risk factors set forth from time to time in our reports filed with the Securities and Exchange Commission.

KONA GRILL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2005	2004
	(unaudited)
ASSETS
Current assets	$29,327	$4,887
Other assets	474	485
Property and equipment, net	22,617	17,041

Total assets	$52,418	$22,413

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$4,655	$5,148
Long-term obligations	10,452	11,134
Stockholders’ equity	37,311	6,131

Total liabilities and stockholders’ equity	$52,418	$22,413

KONA GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Restaurant sales	$10,443	$7,622	$36,828	$25,050
Costs and expenses:
Cost of sales	2,962	2,235	10,550	7,371
Labor	3,183	2,308	11,123	7,502
Occupancy	693	510	2,466	1,748
Restaurant operating expenses	1,496	1,089	4,698	3,372
General and administrative	1,373	937	4,783	2,217
Preopening expense	65	674	634	880
Depreciation	682	401	2,333	1,269

Total costs and expenses	10,454	8,154	36,587	24,359

Income (loss) from operations	(11)	(532)	241	691
Interest (income) expense, net	(122)	147	541	360

Income (loss) from operations before income taxes	111	(679)	(300)	331
Provision for income taxes	59	15	83	55

Net income (loss)	$52	$(694)	$(383)	$276

Net income (loss) per share:
Basic	$0.01	$(0.48)	$(0.13)	$0.19

Diluted	$0.01	$(0.48)	$(0.13)	$0.17

Weighted average shares used in computation:
Basic	5,680	1,460	3,044	1,460

Diluted	5,899	1,460	3,044	2,815

Reconciliation of Restaurant Operating Profit to Income from Operations
The Company defines restaurant operating profit to be restaurant sales minus cost of sales, labor, occupancy, and restaurant operating expenses. Restaurant operating profit does not include general and administrative expenses, depreciation, and preopening expenses. The Company believes restaurant operating profit is an important component of financial results because it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance. Restaurant operating profit is not a financial measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to income from operations. Restaurant operating profit may not be comparable to the same or similarly titled measures computed by other companies. The table below sets forth the Company’s calculation of restaurant operating profit and a reconciliation to income from operations, the most comparable GAAP measure.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Restaurant sales	$10,443	$7,622	$36,828	$25,050
Costs and expenses:
Cost of sales	2,962	2,235	10,550	7,371
Labor	3,183	2,308	11,123	7,502
Occupancy	693	510	2,466	1,748
Restaurant operating expenses	1,496	1,089	4,698	3,372

Restaurant operating profit	2,109	1,480	7,991	5,057

Deduct — other costs and expenses:
General and administrative	1,373	937	4,783	2,217
Preopening expense	65	674	634	880
Depreciation	682	401	2,333	1,269

Income (loss) from operations	(11)	(532)	241	691

	Percentage of Restaurant Sales
	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Restaurant sales	100%	100%	100%	100%
Costs and expenses:
Cost of sales	28.4%	29.3%	28.6%	29.4%
Labor	30.5%	30.3%	30.2%	29.9%
Occupancy	6.6%	6.7%	6.7%	7.0%
Restaurant operating expenses	14.3%	14.3%	12.8%	13.5%

Restaurant operating profit	20.2%	19.4%	21.7%	20.2%

Deduct — other costs and expenses:
General and administrative	13.1%	12.3%	13.0%	8.8%
Preopening expense	0.6%	8.8%	1.7%	3.5%
Depreciation	6.5%	5.3%	6.3%	5.1%

Income (loss) from operations	(0.1%)	(7.0%)	0.7%	2.8%

Certain percentage amounts may not sum to total due to rounding